CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 033-21561 of Nicholas Money Market Fund, Inc., on Form N-1A of our report dated January 27, 2005 appearing in the Annual Report of Nicholas Money Market Fund, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

Deloitte & Touche LLC

Milwaukee, Wisconsin April 27, 2005